Exhibit 2.2

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of January 30, 2020, by and among Stratosphere Holdco, LLC, a Delaware limited liability company (“Parent”), and the undersigned individuals and entities listed on Annex A (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, each Shareholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the shares of Common Stock set forth opposite such Shareholder’s name on Annex A hereto (together with any New Shares (as defined below), with respect to such Shareholder, the “Shares”);

WHEREAS, concurrently with this Agreement, Parent, Stein Mart, Inc., a Florida corporation (the “Company”), and Stratosphere Merger Sub. Inc., a Florida corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented pursuant to the terms thereof, the “Merger Agreement”), and as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, Parent and each Shareholder are entering into this Agreement with respect to all Shares owned by such Shareholder;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement; and

WHEREAS, each Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Shareholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

VOTING AGREEMENT

1.1    Voting Agreement. During the term of this Agreement, unless the Company Board Recommendation (as defined in the Merger Agreement) has withdrawn, modified or amended in a manner adverse to Parent in compliance with Section 5.4(e) or (f) of the Merger Agreement, each Shareholder shall:

(a)    appear at the Company Shareholder Meeting (or any adjournment or postponement thereof) or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)    vote all Shares (or, as applicable, cause or direct all Shares to be voted): (A) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, at least four (4) Business Days prior to the Company Shareholder Meeting, and at any adjournment or postponement thereof, at which such Merger Agreement is submitted for the consideration and vote of the shareholders of the Company, (B) against (i) any Takeover Proposal and (ii) any other action, agreement, transaction or other proposal that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company.

Each Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing. Each Shareholder hereby acknowledges receipt and review of the Merger Agreement.

1.2    Grant of Proxy. In furtherance of the agreements contained in Section 1.1 of this Agreement and as security for such agreement, by execution of this Agreement, each Shareholder hereby irrevocably appoints Parent as the sole and exclusive attorney-in-fact and irrevocable proxy of such Shareholder, for and in the name, place and stead of such Shareholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, the Shares solely with respect to the matters set forth in, and in accordance with, Section 1.1 of this Agreement. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST, AND EACH SHAREHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE SHARES AND REPRESENTS THAT NONE OF SUCH PREVIOUSLY-GRANTED PROXIES ARE IRREVOCABLE.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Each Shareholder represents and warrants to Parent that:

2.1    Authorization. Such Shareholder, if an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Shareholder has all requisite right, capacity, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated by this Agreement and the compliance by such Shareholder with the provisions of this Agreement have been duly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2    No Conflicts.

(a)    No authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by such Shareholder.

(b)    None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Shares is bound or (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair such Shareholder’s ability to perform his or its obligations under this Agreement. There is no legal or administrative proceeding, claim, suit or action pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that impairs or would reasonably be expected to impair such Shareholder’s ability to perform his or its obligations under this Agreement.

2.3    Inconsistent Agreements. Such Shareholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, neither such Shareholder nor any entity under such Shareholder’s control (a) has entered into, or shall enter into at any time prior to the termination of this Agreement in accordance with Section 5.2(b), any voting trust or other agreement or arrangement with respect to the voting of the Shares nor (b) has granted, or shall grant at any time prior to the termination of this Agreement in accordance with Section 5.2(b), a proxy or power of attorney with respect to any Shares.

2.4    Ownership of Shares. Shareholder is the beneficial owner (except as permitted by this Agreement in connection with the Permitted Transfer of any Shares), and has good and valid title to, the Shares, free and clear of any Lien. Such Shareholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

2.5    Total Shares. Except for the Shares set forth opposite each Shareholder’s name on Annex A hereto and except for any Company Options and Company Stock Awards disclosed in the Disclosure Letter accompanying the Merger Agreement as being held by Shareholder, Shareholder does not beneficially or otherwise own, as of the date hereof, any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into, exercisable for, or exchangeable for shares of capital stock or voting securities of the Company or (iii) other rights to acquire from the Company any capital stock, voting securities or securities convertible into, exercisable for or exchangeable for capital stock or voting securities of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Shareholders:

3.1    Authority; Execution and Delivery; Enforceability. Parent has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the provisions of this Agreement have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

3.2    No Conflicts.

(a)    No authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by Parent.

(b)    None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which Parent is a party or by which Parent is bound or (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE 4

COVENANTS OF SHAREHOLDER

During the term of this Agreement, Shareholder hereby covenants and agrees that:

4.1    No Proxies for or Encumbrances on Shares.

(a)    Except as permitted by terms of this Agreement (including 4.1(b)), such Shareholder shall not during the term of this Agreement, directly or indirectly, without the prior written consent of Parent and the Company, (i) grant any proxy or power of attorney with respect to any of the Shares or deposit any Shares into any voting trust or enter into any agreement or arrangement with respect to the voting of any Shares or any agreement or arrangement that is inconsistent with this Agreement, (ii) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any Shares, or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any Shares, (iii) knowingly take any action that would have the effect of preventing or delaying such Shareholder from performing any of his or its obligations under this Agreement, or (iv) agree or commit (whether or not in writing) to take any of the actions referred to in clauses (i), (ii) and (iii). For the avoidance of doubt, the fact that any Shares are held in a margin account shall not be deemed a violation of this Section 4.1 so long as such Shareholder is able to perform his or its obligations under this Agreement.

(b)    Notwithstanding the foregoing, such Shareholder may effect a Transfer of Shares to a Permitted Transferee of such Shareholder, provided that such Shareholder, prior to and as a condition to the effectiveness of such Transfer, notifies Parent in writing at least five (5) business days in advance and causes all Permitted Transferees to execute a counterpart signature page to this Agreement and deliver the same to the Parent and the Company, pursuant to which such Permitted Transferee agrees to be a “Shareholder” pursuant to, and to be bound by, this Agreement with respect to the Shares that are the subject of such Transfer (such Transfer, a “Permitted Transfer”). “Permitted Transferee” means, with respect to each Shareholder, (A) any other Shareholder; (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder; (C) any trust, the trustees of which include only the persons named in clauses (A) and/or (B) and the beneficiaries of which include only the persons named in clauses (A) and/or (B); (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the persons named in clauses (A) and/or (B); (E) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust; (F) any Person by will upon the death of such Shareholder; or (G) a charitable donation to any charitable organization. Transfers of Shares to Permitted Transferees made pursuant to and in accordance with this Section 4.1(b) shall not be a breach of this Agreement.

(c)    Any Transfer not effected in accordance with the terms and conditions of this Section 4.1 shall be null and void ab initio.

4.2    Appraisal Rights. Subject to the terms of this Agreement, such Shareholder irrevocably waives and agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger or dissent from the Merger.

4.3    Company Proxy Statement. Such Shareholder hereby agrees to permit the Company to publish and disclose in the Company Proxy Statement Shareholder’s identity, to the extent required by applicable Law, and beneficial ownership of the Shares and the nature of Shareholder’s commitments under this Agreement.

4.4    No Solicitation. From and after the date hereof until the termination of this Agreement in accordance with Section 5.2(b), each Shareholder shall not, and shall not permit his or its Representatives to, directly or indirectly, (a) solicit, initiate or knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (b) participate in any discussions or negotiations or cooperate in any way not permitted by this Section 4.4 regarding any proposal the consummation of which would constitute a Takeover Proposal, (c) provide any information or data concerning the Company or any of its Subsidiaries to any person in connection with any proposal the consummation of which would constitute a Takeover Proposal, or (d) approve or recommend, make any public statement approving or recommending, or enter into any agreement related to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, in each case except when acting in his capacity as a director or as an officer of the Company and solely to the extent expressly permitted by Section 5.4 of the Merger Agreement and subject to the covenants, restrictions and obligations set forth therein. Notwithstanding anything to the contrary contained herein, (i) each Shareholder or its Representatives shall be entitled to participate in discussions or negotiations with any Person making a Takeover Proposal with respect to entering into (x) a voting agreement in support thereof substantially similar to the terms and conditions set forth herein and (y) an agreement to roll over its Shares in connection with such Takeover Proposal, in each case, if and only if the Company and its Representatives are permitted to engage in discussions or negotiations in response to such Takeover Proposal pursuant to and in accordance with Section 5.4(b) of the Merger Agreement and (ii) each Shareholder shall be entitled to enter into any such voting agreement or agreement to roll over its Shares with any Person making a Superior Proposal simultaneously with the execution and delivery of a Contract by the Company with respect to a Superior Proposal entered into as and to the extent permitted by the Merger Agreement (including Section 7.4(a) thereof).

4.5    Acquisition of Additional Shares. During the term of this Agreement, each Shareholder shall notify Company and Parent promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock after the date hereof, including, without limitation by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities (any such securities, “New Shares”). All New Shares shall be considered Shares and be subject to the terms and conditions of this Agreement as though owned by such Shareholder on the date hereof, and the representation and warranties in Article 2 above shall be true and correct as of the date that beneficial ownership of such New Shares is acquired.

ARTICLE 5

MISCELLANEOUS

5.1    Further Assurances. Parent and each Shareholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform their respective obligations under this Agreement, including executing such other documents or certificates evidencing the irrevocable proxy granted by such Shareholder pursuant to Section 1.2 of this Agreement as Parent may reasonable request or as may be necessary to effectuate the intent of such irrevocable proxy. Each Shareholder shall not, directly or indirectly, take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect.

5.2    Amendments and Waivers; Termination.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

(b)    This Agreement, and all rights and obligations of the parties contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the mutual agreement of the parties hereto to terminate this Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination shall not relieve any party from liability for common law fraud or willful, knowing and material breach of this Agreement prior to termination hereof.

5.3    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.4    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, beneficiaries, executors and permitted assigns; provided that, other than as permitted by
Section 4.1(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

5.5    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)    This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Laws of the State of Florida, without regard to conflict of law principles thereof. Each of the parties hereto (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts of the United States of America located in the State of Florida, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the state and federal courts in Duval County, State of Florida (the “Chosen Courts”), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts, except to the extent that all such courts shall lawfully decline to exercise such jurisdiction and except that any party may seek to enforce or implement any Order obtained in any such courts or in any other court of competent jurisdiction.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.6    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and further agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief against any other party to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each party hereto further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (a) any other party has an adequate remedy at law or (b) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

5.7    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

5.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.10    Capacity. Each Shareholder is signing this Agreement solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, and this Agreement shall not limit or otherwise affect any actions taken, or required or permitted to be taken, by such Shareholder or any Affiliate or Representative of such Shareholder or any of its Affiliates in any other capacity, including, if applicable, as an officer or director of the Company or any of the Company’s Subsidiaries, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by any of the foregoing Persons in such capacity as a director or officer of the Company or any of the Company’s Subsidiaries shall not be deemed to constitute a breach of this Agreement.

5.11    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company in accordance with Section 8.7 of the Merger Agreement and to each Shareholder at the address set forth on Annex A hereto.

5.12    Non-Recourse. Each party to this Agreement enters into this Agreement solely on its own behalf, the obligations of each Shareholder under this Agreement are several (with respect to itself) and not joint with the obligations of any other Shareholder and each such party shall be liable, severally and not jointly, solely for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incident of ownership of or with respect to any Shares.

5.13    Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

STRATOSPHERE HOLDCO, LLC

By:	Kingswood Capital Management, L.P., its Manager

By:	/s/ Alex Wolf
Name:	Alex Wolf
Title:	Managing Partner

SHAREHOLDER:

STEIN FAMILY HOLDCO LLC

By:	/s/ Jay Stein
Name:	Jay Stein
Title:	Manager

ANNEX A

Name of Shareholder	Shares	Address for Notice
Stein Family Holdco LLC	17,339,544